For Immediate Release
February 26, 2020

Southwest Gas Holdings, Inc. Announces 2019 Earnings and
Initiates 2020 Earnings Guidance

LAS VEGAS – Southwest Gas Holdings, Inc. (NYSE: SWX) announced consolidated earnings of $3.94 per diluted share for 2019, a $0.26 increase from consolidated earnings of $3.68 per diluted share for 2018. Consolidated net income was $213.9 million for 2019, compared to consolidated net income of $182.3 million for 2018. The natural gas segment had net income of $163.2 million in 2019 compared to net income of $138.8 million in 2018, while the utility infrastructure services segment had net income of $52.4 million in 2019 compared to net income of $45 million in 2018. Consolidated current-year results include $17.4 million, or $0.32 per share, in other income due to increases in the cash surrender value of company-owned life insurance (“COLI”) policies, while the prior year included a $3.2 million loss, or $(0.06) per share, associated with COLI policies.
Commenting on Southwest Gas Holdings’ performance and outlook, John P. Hester, President and Chief Executive Officer, said: “We are pleased to report 2019 diluted earnings per share of $3.94, which surpassed our revised annual expectations. Our natural gas operations benefited from strong local economies, population growth out-pacing the national average, and active new home construction, all contributing to our additional 34,000 net new customers. Income from investments underlying COLI policies posted outsized returns in 2019, reflective of the broader bullish stock market. Centuri, our utility infrastructure services segment, posted another record earnings year, benefiting from the first full year of integration of our Linetec acquisition completed in November 2018.
“On the horizon, we look forward to the conclusion of multiple ongoing utility rate proceedings, which are largely expected to fortify 2021 and future years’ earnings. We also look forward to continuing to uphold the promise of natural gas, with 91% of our customers expressing their preference for this choice in meeting their energy needs, and viewing it as affordable, reliable and clean. Centuri will also continue its efforts to set itself apart as a premier utility infrastructure services business, which prides itself on quality and safety in meeting the infrastructure needs of North America’s natural gas and electric utilities.”
During the fourth quarter of 2019, consolidated net income was $91.7 million, or $1.67 per diluted share, compared to $69.3 million, or $1.36 per diluted share, for the fourth quarter of 2018. Quarterly results for 2019 were impacted by a $6.2 million, or $0.11 per share, increase in income from COLI investments versus a reduction in COLI values of $9.2 million, or $(0.18) per share, in the prior-year quarter.
Natural Gas Operations Segment Results
Full Year 2019
Operating margin increased $45 million between years. Customer growth provided $11 million and combined rate relief in Nevada and Arizona provided $12 million in incremental operating margin. The remaining increase relates to recoveries of regulatory assets (with a $12.2 million partial offsetting impact in amortization

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expense), including California public purpose and cap and trade programs and recoveries from Nevada renewable energy and infrastructure replacement programs, margin from customers outside our decoupling mechanisms, as well as other miscellaneous revenues.
Operations and maintenance expense increased $17 million, or 4%, between 2019 and 2018 due to general cost increases and higher legal claims experience. Higher expenditures for pipeline integrity management and damage prevention programs, as well as incremental information technology costs also contributed to the increase. Depreciation and amortization expense increased $23.8 million, or 12%, between years. Amortization related to regulatory account recoveries increased $12.2 million, while depreciation and amortization of gas plant increased $11.6 million due primarily to a $586 million, or 9%, increase in average gas plant in service.
Other income (deductions) improved $27 million between years due to a $20.6 million increase in COLI-related income. The current year reflects a $17.4 million increase in COLI policy cash surrender values and recognized death benefits, while 2018 reflected a $3.2 million COLI-related loss. Additionally, non-service components of employee pension and other postretirement benefits costs decreased $6 million between years.
Net interest deductions increased $13 million between years, primarily due to higher interest from the issuance of $300 million of senior notes in May 2019. Higher interest rates and average outstanding balances under Southwest’s credit facility, in addition to increased carrying costs on PGA balances in Arizona, also contributed to the increase.
The reduction in income taxes and effective tax rates between 2019 and 2018 was partially due to lower state income taxes (due to apportionment changes) and $2.3 million in amortization of excess deferred income taxes following U.S. tax reform. The significant amount of COLI earnings in 2019, which are recognized without tax consequence, also favorably impacted the effective tax rate.
Fourth Quarter
Natural gas operations segment net income was $76.4 million for the fourth quarter of 2019 compared to $59.5 million for the fourth quarter of 2018. Results reflect a COLI cash surrender value increase of $6.2 million in the fourth quarter of 2019 and a COLI cash surrender value decline of $9.2 million in the fourth quarter of 2018.
Operating margin increased $17 million between quarters, including a $3 million increase attributable to customer growth. Rate relief in California and Nevada contributed an additional $4 million. The remaining increase relates to regulatory surcharges (with a $6.7 million partial offsetting impact in amortization expense), as well as miscellaneous service revenue and revenue outside the decoupling mechanisms.
Operations and maintenance expenses increased $9.8 million between quarters due to higher legal claims experience, general cost increases, and incremental information technology costs. Depreciation and amortization increased $10 million between quarters due to an increase in average gas plant in service since the corresponding quarter a year ago and the increase in regulatory amortization noted above.
Other income (deductions) improved $14.7 million between quarters due to a $15.4 million increase in COLI cash surrender values between quarters. The reduction in income taxes of $8.5 million was partially due to lower state income taxes and amortization of excess deferred income taxes following U.S. tax reform.

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Utility Infrastructure Services Segment Results
Full Year 2019
Revenues increased $228.7 million, or 15%, in 2019 when compared to 2018, due to $236.1 million from Linetec operations in 2019 compared to $14.1 million in revenues following the November acquisition date in 2018. Continued growth with existing customers under master service and bid agreements also contributed to the increase in revenue overall. Partially offsetting these increases were decreased revenues from certain non-routine projects, including customer requested support during its labor dispute work stoppage in 2018, which did not recur. Revenues for 2018 included a $9 million negotiated settlement of an earlier outstanding contract dispute associated with a water pipe replacement project, work for which was not renewed.
Utility infrastructure services expenses increased $185.5 million, or 13%, between 2019 and 2018, primarily due to increased expenses for Linetec of $172.1 million. New regulatory requirements for operating locations in certain U.S. states also resulted in productivity inefficiencies during 2019. Additionally, efforts to complete an industrial construction project in Canada resulted in additional costs of approximately $8 million in 2019 as a result of delays in commissioning the project. Gains on sale of equipment (reflected as an offset to this expense category) were approximately $5.5 million and $1.7 million for 2019 and 2018, respectively.
Depreciation and amortization expense increased $30 million between 2019 and 2018 primarily due to $25 million of incremental depreciation and amortization of finite-lived tangible and intangible assets related to the Linetec acquisition, as well as an increase in depreciation on additional equipment purchased to support the growing volume of work being performed.
Income tax expense increased $3 million between 2019 and 2018, primarily due to an increase in pre-tax earnings.
Fourth Quarter
Utility infrastructure services segment net income was $15.7 million for the fourth quarter of 2019 and $9.9 million for the fourth quarter of 2018.
Revenues increased $52.1 million in the fourth quarter of 2019 when compared to the prior-year quarter primarily due to incremental revenues of $47.4 million associated with Linetec.
Utility infrastructure services expenses increased $38.8 million between quarters primarily due to incremental costs associated with Linetec. Included within 2018 fourth quarter expenses was $6.9 million of acquisition-related costs from the Linetec acquisition.
Depreciation and amortization increased $6.7 million between quarters due to the incremental depreciation and amortization of finite-lived tangible and intangible assets recognized from the Linetec acquisition and additional equipment purchased during 2019 to support the growing volume of work being performed.

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Outlook for 2020
Management expects 2020 diluted earnings per share to be between $3.75 and $4.00. Other highlights of 2020 expectations include the following:
Natural Gas Operations Segment

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Operating margin for 2020 is anticipated to benefit from customer growth (1.7%), infrastructure tracker mechanisms, expansion projects, and rate relief (including California attrition and anticipated partial-year Arizona results). Combined, these items are expected to produce an increase in operating margin of 4% to 5%.

•	Pension costs expected to increase $13.6 million primarily due to lower discount rate. Approximately $5.2 million to be reflected in other expense.

•	Operating income is expected to increase 3% to 5%.

•	COLI earnings are estimated at $3 million to $5 million.

•	Capital expenditures in 2020 are estimated between $650 million and $700 million, in support of customer growth, system improvements, and pipe replacement programs.
Utility Infrastructure Services Segment

•	Centuri’s revenues for 2020 are expected to be 5% to 10% greater than 2019 due to its stable base of large utility clients and related growth opportunities.

•	Operating income is expected to be approximately 5.5% to 6% of revenues.

•	Interest expense is expected to be $13.5 million to $14.5 million.

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Net income expectations reflect earnings attributable to Southwest Gas Holdings, net of earnings attributable to noncontrolling interests (estimated at approximately $4 million). Changes in Canadian currency exchange rates could influence results.

Southwest Gas Holdings has two business segments:
Southwest Gas Corporation provides safe and reliable natural gas service to over 2 million customers in Arizona, Nevada, and California.
Centuri Group, Inc. is a comprehensive utility infrastructure services enterprise dedicated to delivering a diverse array of solutions to North America’s gas and electric providers. Centuri derives revenues from installation, replacement, repair, and maintenance of energy distribution systems, and developing industrial construction solutions.

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Forward-Looking Statements: This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, without limitation, statements regarding Southwest Gas Holdings, Inc. (the “Company”) and the Company’s expectations or intentions regarding the future. These forward-looking statements can often be identified by the use of words such as “will”, “predict”, “continue”, “forecast”, “expect”, “believe”, “anticipate”, “outlook”, “could”, “target”, “project”, “intend”, “plan”, “seek”, “estimate”, “should”, “may” and “assume”, as well as variations of such words and similar expressions referring to the future, and include (without limitation) statements regarding expectations of continuing growth in 2020. In addition, the statements under the heading “Outlook for 2020” that are not historic, constitute forward-looking statements. A number of important factors affecting the business and financial results of the Company could cause actual results to differ materially from those stated in the forward-looking statements. These factors include, but are not limited to, the timing and amount of rate relief, changes in rate design, customer growth rates, the effects of regulation/deregulation, tax reform and related regulatory decisions, the impacts of construction activity at Centuri, future earnings trends, seasonal patterns, and the impacts of stock market volatility. In addition, the Company can provide no assurance that its discussions about future operating margin, operating income, pension costs, COLI results, and capital expenditures of the natural gas segment will occur. Likewise, the Company can provide no assurance that discussions regarding utility infrastructure services segment revenues, operating income percentage of revenues, interest expense, and noncontrolling interest amounts will transpire. Because of these and other factors, the Company can provide no assurances that estimates of 2020 earnings per share will be realized. Factors that could cause actual results to differ also include (without limitation) those discussed under the heading “Risk Factors” in Southwest Gas Holdings, Inc.’s most recent Annual Report on Form 10-K and in the Company’s and Southwest Gas Corporation’s current and periodic reports filed from time to time with the SEC. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its Web site or otherwise. The Company does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

Non-GAAP Measures. Southwest recognizes operating revenues from the distribution and transportation of natural gas (and related services) to customers. Gas cost is a tracked cost, which is passed through to customers without markup under purchased gas adjustment (“PGA”) mechanisms, impacting revenues and net cost of gas sold on a dollar-for-dollar basis, thereby having no impact on Southwest’s profitability. Therefore, management routinely uses operating margin, defined as operating revenues less the net cost of gas sold, in its analysis of Southwest’s financial performance. Operating margin also forms a basis for Southwest’s various regulatory decoupling mechanisms. Operating margin is not, however, specifically defined in accounting principles generally accepted in the United States (“U.S. GAAP”) and is considered a non-GAAP measure. Management believes supplying information regarding operating margin provides investors and other interested parties with useful and relevant information to analyze Southwest’s financial performance in a rate-regulated environment. (Refer to the Southwest Gas Holdings, Inc. Consolidated Earnings Digest for a reconciliation of revenues to operating margin.)

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SOUTHWEST GAS HOLDINGS, INC. CONSOLIDATED EARNINGS DIGEST
(In thousands, except per share amounts)

	Year Ended December 31,
	2019	2018
Consolidated Operating Revenues	$3,119,917	$2,880,013

Net Income applicable to Southwest Gas Holdings	$213,936	$182,277

Weighted Average Common Shares	54,245	49,419

Basic Earnings Per Share	$3.94	$3.69

Diluted Earnings Per Share	$3.94	3.68

Reconciliation of Revenue to Operating Margin (Non-GAAP measure)
Natural Gas Segment Revenues	$1,368,939	$1,357,728
Less: Net Cost of Gas Sold	385,164	419,388
Operating Margin	$983,775	$938,340

	Three Months Ended December 31,
	2019	2018
Consolidated Operating Revenues	$848,137	$786,654

Net Income applicable to Southwest Gas Holdings	$91,718	$69,304

Weighted Average Common Shares	54,984	50,911

Basic Earnings Per Share	$1.67	$1.36

Diluted Earnings Per Share	$1.67	$1.36

Reconciliation of Revenue to Operating Margin (Non-GAAP measure)
Natural Gas Segment Revenues	$379,571	$370,213
Less: Net Cost of Gas Sold	92,310	100,287
Operating Margin	$287,261	$269,926

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For shareholders information, contact:	For media information, contact:
Ken Kenny	Sean Corbett
(702) 876-7237	(702) 876-7219
ken.kenny@swgas.com	sean.corbett@swgas.com

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SOUTHWEST GAS HOLDINGS, INC.
SUMMARY UNAUDITED OPERATING RESULTS
(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
Results of Consolidated Operations
Contribution to net income - gas operations	$76,425	$59,541	$163,171	$138,842
Contribution to net income - utility infrastructure services	15,679	9,943	52,404	44,977
Corporate and administrative	(386)	(180)	(1,639)	(1,542)
Net income	$91,718	$69,304	$213,936	$182,277

Basic earnings per share	$1.67	$1.36	$3.94	$3.69
Diluted earnings per share	$1.67	$1.36	$3.94	$3.68

Weighted average common shares	54,984	50,911	54,245	49,419
Weighted average diluted shares	55,049	50,982	54,312	49,476

Results of Natural Gas Operations
Gas operating revenues	$379,571	$370,213	$1,368,939	$1,357,728
Net cost of gas sold	92,310	100,287	385,164	419,388
Operating margin	287,261	269,926	983,775	938,340
Operations and maintenance expense	102,602	92,758	422,174	404,813
Depreciation and amortization	56,293	46,267	215,620	191,816
Taxes other than income taxes	15,688	14,939	62,328	59,898
Operating income	112,678	115,962	283,653	281,813
Other income (deductions)	3,332	(11,379)	9,517	(17,240)
Net interest deductions	24,963	21,937	95,026	81,740
Income before income taxes	91,047	82,646	198,144	182,833
Income tax expense	14,622	23,105	34,973	43,991
Contribution to net income - gas operations	$76,425	$59,541	$163,171	$138,842

FINANCIAL STATISTICS
Market value to book value per share at quarter end	167%
Twelve months to date return on equity -- total company	9.0%
-- gas segment	8.5%
Common stock dividend yield at quarter end	2.9%
Customer to employee ratio at quarter end (gas segment)	907 to 1

GAS OPERATIONS SEGMENT

	Authorized Rate Base (In thousands)	Authorized Rate of Return	Authorized Return on Common Equity
Rate Jurisdiction
Arizona	$1,324,902	7.42%	9.50%
Southern Nevada	1,110,380	6.65	9.25
Northern Nevada	134,230	6.98	9.25
Southern California	159,277	6.83	10.10
Northern California	67,620	8.18	10.10
South Lake Tahoe	25,389	8.18	10.10
Paiute Pipeline Company (1)	87,158	8.46	11.00
(1) Estimated amounts based on 2014/2015 rate case settlement.

SYSTEM THROUGHPUT BY CUSTOMER CLASS
	Year Ended December 31,
(In dekatherms)	2019	2018	2017
Residential	81,838,973	69,701,084	67,427,141
Small commercial	33,322,111	30,534,167	29,767,702
Large commercial	9,932,641	9,254,816	9,256,105
Industrial / Other	4,255,086	3,775,324	3,381,604
Transportation	100,798,916	105,055,105	97,440,664
Total system throughput	230,147,727	218,320,496	207,273,216

HEATING DEGREE DAY COMPARISON
Actual	1,917	1,527	1,472
Ten-year average	1,701	1,691	1,726
Heating degree days for prior periods have been recalculated using the current period customer mix.